Exhibit 99.1

Aradigm Announces Second Quarter 2012 Financial Results

Hayward, CA – August 9, 2012 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2012.

Total revenue was approximately $0.2 million for both the second quarter of 2012 and the second quarter of 2011. Revenue in both quarters reflects the quarterly royalty payment from Zogenix for product sales of SUMAVEL® DosePro™ needle-free delivery system for treatment of acute migraine and cluster headaches.

The Company’s net loss for the second quarter of 2012 was approximately $1.8 million, or $0.01 per share, compared with a net loss of approximately $2.9 million, or $0.02 per share, for the second quarter of 2011. Total operating expenses for the second quarter of 2012 were approximately $1.6 million, compared with total operating expenses of approximately $3.0 million for the second quarter of 2011. The decrease in operating expenses was primarily due to lower clinical costs for the inhaled ciprofloxacin program versus the prior year period.

As of June 30, 2012, cash, cash equivalents and short-term investments totaled approximately $5.6 million.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the product development efforts for the inhaled ciprofloxacin program and continued receipt of royalties from Zogenix, Inc. These forward-looking statements involve risk and uncertainties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$240	$184	$522	$366

Operating expenses:
Research and development	700	1,584	1,486	3,064
General and administrative	913	1,440	1,996	2,575
Restructuring and asset impairment	9	10	18	20

Total operating expenses	1,622	3,034	3,500	5,659

Loss from operations	(1,382)	(2,850)	(2,978)	(5,293)
Interest income	3	1	7	3
Interest expense	(382)	(46)	(752)	(53)
Other income (expense), net	—	1	2	2

Net loss	$(1,761)	$(2,894)	$(3,721)	$(5,341)
Change in unrealized losses on available-for-sale securities	—	—	(1)	—
Comprehensive loss	$(1761)	$(2,894)	$(3,722)	$(5,341)

Basic and diluted net loss per common share	$(0.01)	$(0.02)	$(0.02)	$(0.03)

Shares used in computing basic and diluted net loss per common share	198,406	170,731	198,166	170,435

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$3,808	$2,148
Short-term investments	1,794	6,516
Receivables	53	36
Prepaid and other current assets	212	161

Total current assets	5,867	8,861
Property and equipment, net	913	1,113
Notes receivable	—	29
Other assets	518	553

Total assets	$7,298	$10,556

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$195	$196
Accrued clinical and cost of other studies	241	247
Accrued compensation	292	195
Facility lease exit obligation	132	120
Other accrued liabilities	78	86

Total current liabilities	938	844
Deferred rent	144	132
Facility lease exit obligation, non-current	545	609
Other non-current liabilities	—	75
Note payable, net of discount and accrued interest	8,387	8,207
Shareholders’ equity (deficit)	(2,716)	689

Total liabilities and shareholders’ equity (deficit)	$7,298	$10,556

*	The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date.

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